EXHIBIT 99.1

Investor Contact:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Media Contact:
Nurha Hindi
Hill + Knowlton Strategies
310-633-9434
Nurha.Hindi@hkstrategies.com

FOR IMMEDIATE RELEASE

HALOZYME THERAPEUTICS PROVIDES AN UPDATE ON ANTICIPATED MILESTONES FOR 2014 AT THE 32ND ANNUAL J. P. MORGAN HEALTHCARE CONFERENCE

SAN DIEGO, January 13, 2014 — Halozyme Therapeutics, Inc. (NASDAQ: HALO) today provided an update on the anticipated milestones for its product development programs in 2014.

“Halozyme is poised for a pivotal year in 2014,” stated Dr. Helen Torley, President and Chief Executive Officer. “With multiple collaboration products advancing to commercialization stage, our focus is now on advancing and unlocking the value of our three proprietary products, which are potentially game-changing for the company. There are a number of key development and commercialization events over the next twelve months that can be used to measure our progress.”

“For PEGPH20, these include completion of enrollment of the Phase 2 pancreatic cancer study (Study 202) and initiation of a study to evaluate PEGPH20 in an additional tumor setting. With respect to our diabetes program, we plan to communicate results from the CONSISTENT 1 study of Hylenex® as a pre-treatment in patients with diabetes using insulin pumps in the first quarter of 2014. In support of maximizing the commercial potential of Hylenex as a pre-treatment in patients with diabetes using insulin pumps, in the coming weeks, we will be seeking input from the FDA regarding the path for a labeling update to include key efficacy and safety data prior to initiating promotion for this use. For HTI-501, we look forward to communicating top-line results from our cellulite trial also in the first quarter of 2014.”

Proprietary Products

PEGPH20

•
Complete enrollment in the on-going Phase 2 multicenter, randomized clinical trial (Study 202) evaluating PEGPH20 as a first-line therapy for patients with stage IV metastatic pancreatic cancer, in the second half of 2014. Approximately 124 patients will participate in the study and receive gemcitabine and nab-paclitaxel either with or without PEGPH20.

•	Initiate patient enrollment in an additional solid tumor setting in the fourth quarter 2014.

Hylenex Diabetes Program

•
Announce top-line data from the 400 patient clinical study – The CONtinuous Subcutaneous Insulin infusion STudy ENrolling Type 1 Diabetes (CONSISTENT 1) – evaluating the use of Hylenex in conjunction with rapid analog insulin in people with Type 1 diabetes using insulin pumps in the first quarter of 2014.

•	Submit clinical data from CONSISTENT 1 for publication at a major medical meeting in 2014.

•
Gain input in the coming weeks from the FDA on the path to secure an update to the Hylenex labeling to include key efficacy and safety data when used as a pre-treatment in patients with diabetes using insulin pumps.

HTI-501

•	Announce top-line data for HTI-501 from the Phase 2 clinical trial in patients with cellulite in the first quarter of 2014.

Collaborations Products

•
Roche expects to receive European Medicines Agency's Committee for Medicinal Products for Human Use (CHMP) opinion regarding MabThera SC and a potential approval of the marketing authorization in the EU during 2014.

•	Baxter expects to receive a response to its Biologic License Application (BLA) for HyQvia from the FDA in mid-2014.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the absorption and dispersion of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche,

Pfizer, Baxter, and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com and follow us on Twitter @HALOTherapeutic.

Safe Harbor Statement
The statements above regarding our anticipated milestones for 2014 are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: clinical trial enrollment issues and delays; satisfaction of regulatory approval and other requirements; actions of regulatory bodies and other governmental authorities; actions taken by our collaborators including changes in their respective priorities and strategies; product quality or patient safety issues; changes in law and regulations; and other risks identified in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2013 which is available on our website. Halozyme does not undertake to update its forward-looking statements.

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